For Immediate Release

Contacts:	Andy McGowan, Public Relations
404-828-4663
Andy Dolny, Investor Relations
404-828-8901

E-COMMERCE LIFTS UPS 1Q EARNINGS

Strong January Boosts U.S. Domestic Profit Growth;
Reaffirms Full Year Guidance

ATLANTA, April 25, 2013 - UPS (NYSE:UPS) today announced first quarter 2013 adjusted diluted earnings per share of $1.04. The quarter benefited from a stronger than expected post-holiday season in January as UPS e-commerce solutions resonated with customers. In the U.S. Domestic segment, daily package volume grew 4.4% and operating profit improved 9%. Additionally, UPS reaffirmed its full year 2013 guidance for adjusted diluted earnings per share; an increase of 6-to-12% over 2012 adjusted results.

On a reported basis, diluted earnings per share were $1.08, compared to $1.00 for the same period last year. During the quarter, UPS reported a $36 million after-tax gain related to its attempted acquisition of TNT. This amount includes a $213 million after-tax currency gain from liquidating a foreign subsidiary, mostly offset by a $177 million after-tax charge for the termination fee and other transaction-related costs.

“UPS demonstrated its ability to consistently deliver results,” said Scott Davis, UPS Chairman and CEO. “The UPS product portfolio is in-tune with connected and empowered consumers, creating a competitive advantage that positions us well for sustained growth.”

		Adjusted
Consolidated Results	1Q 2013	1Q 2013	1Q 2012
Revenue	$13.43 B		$13.14 B
Operating profit	$1.58 B	$1.62 B	$1.57 B
Operating margin	11.8%	12.1%	11.9%
Average volume per day	16.2 M		15.6 M
Diluted earnings per share	$1.08	$1.04	$1.00

For the three months ended March 31, 2013, UPS delivered 16.2 million packages per day, an increase of 4.1% over the prior-year period.

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Cash Position

For the three months ended March 31, UPS generated $1.4 billion in free cash flow after capital expenditures of $453 million. The company ended the quarter with $7.3 billion in cash and marketable securities.

UPS paid dividends of $572 million, an increase of nearly 9% per share and repurchased 12.2 million shares for $1.0 billion. In February, reflecting confidence in UPS's cash outlook, the Board of Directors reauthorized the company's share repurchase program for $10 billion.

U.S. Domestic Package	1Q 2013	1Q 2012
Revenue	$8.27 B	$8.00 B
Operating profit	$1,085 M	$995 M
Operating margin	13.1%	12.4%
Average volume per day	13.83 M	13.24 M

During the first quarter, U.S. Domestic revenue increased $267 million and operating profit was up $90 million compared to last year. Operating margin expanded 70 basis points, reflecting the efficiency of the UPS business model.

Daily package volume grew 4.4% compared to the same period last year, led by UPS Ground which delivered 531,000 more packages per day, up nearly 5%. Next Day Air® and Deferred products also demonstrated growth, up 1.8% and 3.7% respectively. Total U.S. Domestic revenue per piece was up 0.4%, as base rate improvements were offset by lower fuel surcharges and changes in both customer and product mix.

Post-holiday demand in January was very strong, buoyed by B2C growth including adoption of the UPS Returns® portfolio of services. UPS automated and customizable returns services helped businesses gain better control and visibility of their inventories while improving customer satisfaction.

Adjusted
International Package	1Q 2013	1Q 2013	1Q 2012
Revenue	$2.98 B		$2.97 B
Operating profit	$352 M	$391 M	$408 M
Operating margin	11.8%	13.1%	13.8%
Average volume per day	2.40 M		2.35 M

Daily export volume increased 3.8%, driven by Asia, up about 8%. Europe daily exports grew approximately 3%, while U.S. exports expanded slightly.

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International revenue was $2.98 billion. Export yield, down 2.5% on a currency neutral basis, continued to be pressured by lighter weight packages and increased reliance on non-premium products. In addition, fuel and currency were a $30 million drag. As a result, adjusted operating profit was $391 million, a decline of $17 million.

On a reported basis, the segment recorded operating profit of $352 million, a decline of $56 million compared to the prior year period, reflecting charges related to the attempted acquisition of TNT.

UPS remains focused on growing its global presence and unique capabilities. During the quarter, to better serve the European retail e-commerce market, it launched UPS Access Point® locations in the United Kingdom. By the summer, consumers there will have 1,500 convenient alternatives for receiving UPS home deliveries and dropping off returns.

UPS also significantly expanded its UPS Worldwide Expedited® service, tripling the coverage area to more than 220 countries and territories.

Supply Chain & Freight	1Q 2013	1Q 2012
Revenue	$2.19 B	$2.17 B
Operating profit	$143 M	$166 M
Operating margin	6.5%	7.7%

Revenue in the segment was up 0.9% to $2.19 billion. Operating profit was $143 million, as the Forwarding business remained under pressure, impacted by overcapacity in the trans-Pacific trade lanes. Both tonnage and yields declined.

UPS Freight increased shipments per day 3.6%, with tonnage up 5.1% and revenue per hundredweight up 1.7%. Industry leading visibility tools and unique service offerings, such as UPS Pickup Notifications for LTL, continue to be well received by customers.

The Distribution unit increased revenue about 10% and continued to invest in technology and infrastructure, including new healthcare facilities in North America and Europe.

Additionally, today UPS announced the acquisition of Cemelog, a medical logistics company serving Eastern and Central Europe. The transaction is expected to close in June. This will add 255,000 square feet of dedicated healthcare distribution space and offer UPS customers expanded access to new patient populations.

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Outlook

“January started strong, benefiting from the post-holiday season. The pace of growth for the remainder of the quarter was in line with our expectations,” said Kurt Kuehn, UPS chief financial officer. “Although macro uncertainty remains; we are reaffirming our 2013 guidance for full year adjusted diluted earnings per share to be within a range of $4.80 to $5.06.”

UPS (NYSE:UPS) is a global leader in logistics, offering a broad range of solutions including the transportation of packages and freight; the facilitation of international trade, and the deployment of advanced technology to more efficiently manage the world of business.  Headquartered in Atlanta, UPS serves more than 220 countries and territories worldwide.  The company can be found on the Web at UPS.com and its corporate blog can be found at blog.ups.com.  To get UPS news direct, visit pressroom.ups.com/RSS.

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EDITOR'S NOTE:
UPS Chairman and CEO Scott Davis and CFO Kurt Kuehn will discuss first quarter results with investors and analysts during a conference call at 8:30 a.m. EDT today. That call is open to listeners through a live Webcast. To access the call, go to www.investors.ups.com and click on “Earnings Webcast.”
UPS routinely posts investor announcements on its web site --www.investors.ups.com -- and encourages those interested in the company to check there frequently.

We supplement the reporting of our financial information determined under generally accepted accounting principles ("GAAP") with certain non-GAAP financial measures, including, as applicable, "as adjusted" operating profit, operating margin, pre-tax income, net income and earnings per share. The equivalent measures determined in accordance with GAAP are also referred to as "reported" or "unadjusted.” We believe that these adjusted measures provide meaningful information to assist investors and analysts in understanding our financial results and assessing our prospects for future performance. We believe these adjusted financial measures are important indicators of our recurring operations because they exclude items that may not be indicative of, or are unrelated to, our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. Furthermore, we use these adjusted financial measures to determine awards for our management personnel under our incentive compensation plans.
We supplemented the presentation of our first quarter 2013 operating profit, operating margin, pre-tax income, net income and earnings per share with similar measures that excluded the impact of certain transactions related to our attempted acquisition of TNT Express N.V. These items included the impact of (1) a pre-tax charge for the TNT termination fee and transaction-related costs of $284 million ($177 million after-tax), and (2) a pre-tax currency gain realized upon the liquidation of a foreign subsidiary of $245 million ($213 million after-tax). We believe these adjusted measures better enable shareowners to focus on period-over-period operating performance.
Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for GAAP operating profit, operating margin, net income and earnings per share, the most directly comparable GAAP financial measures. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the preceding reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our business. We strongly encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Except for historical information contained herein, the statements made in this release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements, including statements regarding the intent, belief or current expectations of UPS and its management regarding the company's strategic directions, prospects and future results, involve certain risks and uncertainties. Certain factors may cause actual results to differ materially from those contained in the forward-looking statements, including economic and other conditions in the markets in which we operate, governmental regulations, our competitive environment, strikes, work stoppages and slowdowns, changes in aviation and motor fuel prices, cyclical and seasonal fluctuations in our operating results, and other risks discussed in the company's Form 10-K and other filings with the Securities and Exchange Commission, which discussions are incorporated herein by reference.

United Parcel Service, Inc.
Selected Financial Data - First Quarter
(unaudited)

	Three Months Ended
	March 31,		Change
	2013	2012	$	%
(amounts in millions, except per share data)
Statement of Income Data:
Revenue:
U.S. Domestic Package	$8,271	$8,004	$267	3.3%
International Package	2,978	2,966	12	0.4%
Supply Chain & Freight	2,185	2,166	19	0.9%
Total revenue	13,434	13,136	298	2.3%

Operating expenses:
Compensation and benefits	6,968	6,835	133	1.9%
Other	4,886	4,732	154	3.3%
Total operating expenses	11,854	11,567	287	2.5%

Operating profit:
U.S. Domestic Package	1,085	995	90	9.0%
International Package	352	408	(56)	(13.7)%
Supply Chain & Freight	143	166	(23)	(13.9)%
Total operating profit	1,580	1,569	11	0.7%

Other income (expense):
Investment income	5	6	(1)	(16.7)%
Interest expense	(96)	(94)	(2)	2.1%
Total other income (expense)	(91)	(88)	(3)	3.4%

Income before income taxes	1,489	1,481	8	0.5%

Income tax expense	452	511	(59)	(11.5)%

Net income	$1,037	$970	$67	6.9%

Net income as a percentage of revenue	7.7%	7.4%

Per share amounts
Basic earnings per share	$1.09	$1.01	$0.08	7.9%
Diluted earnings per share	$1.08	$1.00	$0.08	8.0%

Weighted-average shares outstanding
Basic	952	962	(10)	(1.0)%
Diluted	960	972	(12)	(1.2)%

As adjusted income data:
Operating profit:
U.S. Domestic Package	$1,085	$995	$90	9.0%
International Package (1)	391	408	(17)	(4.2)%
Supply Chain & Freight	143	166	(23)	(13.9)%
Total operating profit (1)	1,619	1,569	50	3.2%

Income before income taxes (1)	$1,528	$1,481	$47	3.2%
Net income (2)	$1,001	$970	$31	3.2%

Basic earnings per share (2)	$1.05	$1.01	$0.04	4.0%
Diluted earnings per share (2)	$1.04	$1.00	$0.04	4.0%

(1) 2013 operating profit and consolidated income before income taxes exclude the impact of the TNT termination fee of €200 million ($268 million) and transaction-related expenses of $16 million. The combination of these items resulted in a pre-tax charge of $284 million ($177 million after-tax). Subsequent to the termination of the merger protocol, we liquidated a foreign subsidiary resulting in a currency gain of $245 million ($213 million after-tax). Both transactions impacted the International Package segment.

(2) 2013 net income and earnings per share amounts excluded the after-tax impact of the International Package segment transactions described in (1), which total a combined $36 million after-tax gain.

Certain prior year amounts have been reclassified to conform to the current year presentation.

United Parcel Service, Inc.
Selected Operating Data - First Quarter
(unaudited)

	Three Months Ended
	March 31,		Change
	2013	2012	$ / #	%

Revenue (in millions):
U.S. Domestic Package:
Next Day Air	$1,566	$1,557	$9	0.6%
Deferred	812	820	(8)	(1.0)%
Ground	5,893	5,627	266	4.7%
Total U.S. Domestic Package	8,271	8,004	267	3.3%
International Package:
Domestic	641	640	1	0.2%
Export	2,186	2,195	(9)	(0.4)%
Cargo	151	131	20	15.3%
Total International Package	2,978	2,966	12	0.4%
Supply Chain & Freight:
Forwarding and Logistics	1,360	1,424	(64)	(4.5)%
Freight	688	618	70	11.3%
Other	137	124	13	10.5%
Total Supply Chain & Freight	2,185	2,166	19	0.9%
Consolidated	$13,434	$13,136	$298	2.3%

Consolidated volume (in millions)	1,022	998	24	2.4%

Operating weekdays	63	64	(1)

Average Daily Package Volume (in thousands):
U.S. Domestic Package:
Next Day Air	1,235	1,213	22	1.8%
Deferred	1,021	985	36	3.7%
Ground	11,573	11,042	531	4.8%
Total U.S. Domestic Package	13,829	13,240	589	4.4%
International Package:
Domestic	1,416	1,409	7	0.5%
Export	979	943	36	3.8%
Total International Package	2,395	2,352	43	1.8%
Consolidated	16,224	15,592	632	4.1%

Average Revenue Per Piece:
U.S. Domestic Package:
Next Day Air	$20.13	$20.06	$0.07	0.3%
Deferred	12.62	13.01	(0.39)	(3.0)%
Ground	8.08	7.96	0.12	1.5%
Total U.S. Domestic Package	9.49	9.45	0.04	0.4%
International Package:
Domestic	7.19	7.10	0.09	1.3%
Export	35.44	36.37	(0.93)	(2.6)%
Total International Package	18.74	18.83	(0.09)	(0.5)%
Consolidated	$10.86	$10.86	$—	—%

Certain prior year amounts have been reclassified to conform to the current year presentation.

United Parcel Service, Inc.
Reconciliation of Free Cash Flow
(unaudited)

Preliminary
Year-to-Date
(amounts in millions)	March 31,
Net cash from operations	$1,758
Capital expenditures	(453)
Proceeds from disposals of PP&E	12
Net change in finance receivables	10
Other investing activities	78
Free cash flow	$1,405

Amounts are subject to reclassification.

Certain prior year amounts have been reclassified to conform to the current year presentation.